EXHIBIT 23


                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Occidental Petroleum Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-79613) on Form S-8 of Occidental Petroleum Corporation and the Oxy Vinyls, LP Savings Plan of our report dated June 20, 2002, with respect to the statements of net assets available for benefits as of February 28, 2002 and December 31, 2001, and the related statements of changes in net assets available for benefits for the period ended February 28, 2002 and for the year ended December 31, 2001, which report appears in the February 28, 2002 annual report on Form 11-K of the Oxy Vinyls, LP Savings Plan.


/s/ KPMG LLP

Los Angeles, California
June 27, 2002